As filed the Securities and Exchange Commission on July 10, 1997.
Registration No. 333-

               Securities and Exchange Commission
                     Washington, D.C. 20549

                            Form S-3
                     Registration Statement
                             Under
                   The Securities Act of 1933

                    Old Second Bancorp, Inc.
     (Exact name of registrant as specified in its charter)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

               Delaware                           36-3143493
(State or other jurisdiction of
incorporation or organization)             (I.R.S. employer identificiation)

                        37 South River Street
                       Aurora, Illinois  60507
                          (630) 892-0202
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       Ronald J. Carlson
                     37 South River Street
                    Aurora, Illinois  60507
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                  Copies of Communications to:
                       Eric F. Fess, Esq.
                      Chapman and  Cutler
                        111 West Monroe
                    Chicago, Illinois  60603

     Approximate date of commencement of proposed sale to public: From time to time after the Registration Statement becomes effective at the discretion of the Selling Stockholders.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the
following box.  [     ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [ x ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement foil the same offering.  [     ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities
Act registration statement number of the earlier effective registration
statement for the same offering.  [     ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.  [     ]

                Calculation of Registration Fee

Title of Securities to be Registered _ Common Stock, without par value Amount to be Registered _ 111,706 shares
Proposed Maximum Offering Price per Share(l) _ $47.375
Proposed Maximum Aggregate Offering Price(l) _ $5,292,072
Amount of Registration Fee _ $1,654

(l) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933.

/AA (Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities) /BB (may not be sold nor may offer to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy) def
/CC (nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.)

          Subject to Completion, Dated July 10, 1997.
                         111,706 Shares

                    Old Second Bancorp, Inc.
                          Common Stock
     This Prospectus relates to 111,706 Shares (the "Shares") of Common Stock, without par value, (the "Common Stock") of Old Second Bancorp, Inc., a Delaware corporation ("Old Second") which are being sold by certain stockholders of the Company (the "Selling Stockholders"). Old Second will not receive any of the proceeds from the sale of the Shares offered hereby. See "Selling Stockholders."

     The Common Stock is traded on the Nasdaq National Market System under the symbol OSBC. On July 2, 1997, the closing price of the Common Stock on the Nasdaq National Market System was $47.25.

     These Securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation To the contrary is A criminal offense.

     The Selling Stockholders, or any of them, may sell the Shares from time to time in transactions on the Nasdaq National Market System or in the over-the-counter market, or through private sales. All sales made on the Nasdaq National Market System or in the over-the-counter market shall be made at the then prevailing price of the Shares on such national market system or in such over-the-counter market, as applicable; any private sales will be made at negotiated prices. Sales of the Shares may be made to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders effecting such sales. The Selling Stockholders and any broker-dealers who act in connection with sales of Shares may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and profit on any resale of the Shares may be deemed to be underwriting discounts and commissions under the Securities Act. Old Second has agreed to indemnify the Selling Stockholders and underwriters of the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act, in connection with the registration and the offering and sale of the Shares offered hereby. See "Manner of Offering."

The date of this Prospectus is July  1997.

     No person has been authorized to give any information or to make any representation other than those contained in this Prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Shares in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of Old Second since the date hereof or that the information contained herein or therein is correct as of any time subsequent to the date of such information.

                     Available Information

     Old Second is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information, including the documents incorporated by reference herein, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, 500 West Madison Street, Chicago, Illinois 60661.
Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Website at http:\\www.sec.gov that contains reports, proxy statements and other information filed by Old Second.

     Old Second has filed a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act, with respect to the Common Stock being offered pursuant to this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at the addresses set forth in the preceding paragraph. Statements contained herein concerning the provisions of any documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

       Incorporation of Certain Information by Reference

     The following documents, which have been filed by Old Second with the Commission, are hereby incorporated by reference:

     1. Old Second's Annual Report on Form 10-K for the year ended December 31, 1996 (which incorporates by reference certain information from Old Second's Proxy Statement relating to the 1996 Annual Meeting of Stockholders).
     2. Old Second's Quarterly Report on Form 10-Q for the quarter ended March 3l, 1997.
     3.   Old Second's Current Report on Form 8-K dated May 20, 1997.
     4. The description of Common Stock contained in Old Second's registration statement filed pursuant to the Exchange Act, and any amendment or report filed for the purpose of updating such description.

     All documents filed by Old Second pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated herein by reference. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in a subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or such Registration Statement.

     Old Second will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the documents which have been or may be incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Ronald J. Carlson, President, Old Second Bancorp, Inc., 37 South River Street, Aurora, Illinois 60507, telephone number (630) 892-0202.

                    Old Second Bancorp, Inc.

     Old Second, a Delaware corporation, is a multibank holding company registered under the BHCA and based in Aurora, Illinois. Old Second owns 100% of the capital stock of The Old Second National Bank of Aurora, Yorkville National Bank, The Old Second Community Bank of North Aurora, The Old Second Community Bank of Aurora, Burlington Bank, Kane County Bank and Trust Company and Bank of Sugar Grove (the "Old Second Subsidiary Banks"). In May 1997, Old Second completed the acquisition of Maple Park Bancshares, Inc. which owned 100% of the capital stock of the First State Bank of Maple Park. In June 1997, First State Bank of Maple Park merged with The Old Second National Bank of Aurora.

     The Old Second National Bank of Aurora (the "Old Second National Bank"), located at 37 South River Street, Aurora, Illinois, offers complete banking and trust services for retail, commercial, industrial, and public entity customers in Aurora, Illinois and the surrounding area. Services include loans to all customer segments, checking, savings and time deposits; lock box service and safe deposit boxes; trust and other fiduciary services to commercial customers and individuals; and other customer services. Old Second National Bank has two offsite automatic teller machines, and its customers can use certain other financial institutions' offsite teller machines to complete deposit, withdrawal, transfers, and other banking transactions.

     The Old Second Community Bank of North Aurora is located at 200 West John Street in the Village of North Aurora. The Old Second Community Bank of Aurora is located at 1350 North Farnsworth Avenue, Aurora, Illinois. Yorkville National Bank is located at 102 E. Van Emmon Street, Yorkville, Illinois. Burlington Bank is located at 194 S. Main Street, Burlington, Illinois. Kane County Bank and Trust Company is located at 122 North Main Street, Elburn, Illinois. Bank of Sugar Grove is located on Cross Street at Route 47, Sugar Grove, Illinois.

     These banks offer banking services for retail, commercial, industrial, and public entity customers in the Aurora, North Aurora, Yorkville, Burlington, Elburn, Wasco, Plano, Oswego, Batavia, Sugar Grove, Kaneville, Ottawa and Maple Park communities and surrounding areas. Services include loans to all customer segments, checking, savings and time deposits, and other customer services. With the exception of Yorkville's main banking facility, these banks have onsite 24-hour automatic teller machines, and their customers can use certain other financial institutions' offsite teller machines to complete deposit, withdrawal, transfers, and other banking transactions. Customers can enjoy "Valley-Wide Banking" at all Old Second Subsidiary Bank locations. A customer of an Old Second Subsidiary Bank can transact most business, including checking, savings and personal loan transactions, at any other Old Second Subsidiary Bank.

                      Recent Developments

     In connection with the acquisition of Maple Park Bancshares, Inc. by Old Second in May 1997, Old Second agreed, pursuant to a Registration Rights Agreement dated May 13, 1997 (the "Registration Rights Agreement"), to register all shares of Common Stock issued to the former Maple Park Bancshares, Inc. stockholders in exchange for their shares of Maple Park Bancshares, Inc. These stockholders are identified herein under "Selling Stockholders."

                    Proceeds of the Offering

     Old Second will not receive any proceeds from the sale of Common Stock offered hereby.

        Price Range of Common Stock and Dividend Policy

     Old Second Common Stock currently trades on the Nasdaq National Market System under the symbol "OSBC." The following table sets forth the range of closing prices and dividend information during the periods indicated for 1997, 1996 and 1995.

           1997                     High        Low      Dividends Declared
       First Quarter              $48.50      $46.75          $.20
       Second Quarter              48.50       46.75          $.20
       Third Quarter
         (through July 7, 1997)    48.50       46.75           ---


           1996                     High        Low      Dividends Declared

       First Quarter              $37.60      $36.00          $.16
       Second Quarter              39.00       38.50           .20
       Third Quarter               40.00       38.75           .20
       Fourth Quarter              41.50       39.25           .30


           1995                     High        Low      Dividends Declared

       First Quarter              $34.00      $27.20          $.14
       Second Quarter              36.00       28.80           .14
       Third Quarter               37.00       29.60           .16
       Fourth Quarter              41.00       32.80           .28

     The last reported closing price of Old Second Common Stock on July 2, 1997, was $47.25.

     Old Second presently expects that it will continue to pay dividends on the Common Stock in the future at such times and in such amounts as Old Second's Board of Directors, in its discretion, may determine. For additional information regarding payment of dividends, see "Description of Capital Stock_Dividend Rights."

                      Selling Stockholders

     All of the shares of Common Stock being offered hereby are being sold by the Selling Stockholders. Each of the Selling Stockholders acquired their shares of Common Stock in connection with the acquisition by Old Second of Maple Park Bancshares, Inc., consummated in May 1997. After completion of the offering contemplated hereby, none of the Selling Stockholders will beneficially own more than 1% of the Common Stock.

     The following table sets forth the name of each Selling Stockholder and certain information regarding the beneficial ownership of Common Stock as of July 7, 1997 and as adjusted to reflect the sale of the Shares by the Selling Stockholders.

                              Shares              Shares      Shares
Name of                    Owned Prior to         Offered    Owned after
Selling Stockholder         the offering          Hereby    the offering
Joe A. Pruess                 42,252              42,252           0
Bruce Madden (1)              30,222              30,222           0
Maple Park Bancshares, Inc.
   Employee Stock Ownership
   Trust                      25,790              25,790           0
John F. and Kostia Pappas      2,525               2,525           0
Justin R. Krupp                1,034               1,034           0
Bridget A. Krupp               1,034               1,034           0
Thomas J. Krupp, II            1,034               1,034           0
James C. Krupp                 1,034               1,034           0
Vincent and Anna Palazzolo     1,263               1,263           0
William E. Phillips              631                 631           0
Leo E. and Patricia Elliott      252                 252           0
Edward A. Rosenow                400                 400           0
Richard and Kenneth Hintzsche  1,262               1,262           0
Robert R. Bowman               1,039               1,039           0
Mark Ringhouse                   391                 391           0
Charles J. and Lynn A. Shepard   450                 450           0
Erin S. Pruess                   384                 384           0
Jill E. Pruess                   384                 384           0
Bertha and Mark A. Williams      136                 136           0
Cari L. and Kenneth R. Zwick     136                 136           0
Jeffrey S. and Todd E. Madden     53                  53           0

     Total:                  111,706             111,706           0

______________________________
(1) Mr. Madden currently serves as Chief Executive Officer of Maple Park Mortgage Company, a wholly owned subsidiary of Old Second.

                        Description of Capital Stock

     The authorized capital stock of Old Second consists of 300,000 shares of Preferred Stock, without par value, and 6,000,000 shares of Common Stock, without par value. As of July 7, 1997, there was no Preferred Stock outstanding and 3,049,190 shares of Common Stock were outstanding.

Dividend Rights

     Holders of Common Stock are entitled to receive such dividends as are declared by its Board of Directors out of funds legally available therefore. Because Old Second's consolidated net income consists largely of the net income of the Old Second Subsidiary Banks, Old Second's ability to pay dividends depends, in part, upon its receipt of dividends from such banks.

Voting Rights - Non-Cumulative Voting

     Holders of shares of Common Stock are entitled to one vote for each share of stock held by them.

     The shares of Common Stock do not have cumulative voting rights. This means that the holders of more than 50% of the shares of Common Stock voting for the election of directors can elect 100% of the class of directors standing for election at any meeting if they choose to do so, and in such event, the holders of the remaining shares voting for the election of directors will not be able to elect any person or persons to Old Second's Board of Directors at such meeting.

Preemptive Rights

     The holders of Common Stock have no preemptive rights.

Other Matters

     The Common Stock has no conversion rights, and is not subject to any redemption or sinking fund provisions or any further calls or assessments. The shares of Common Stock currently outstanding are fully paid and nonassessable.

     Subject to the preferential rights, if any, of any preferred stock that may be issued in the future, holders of shares of Common Stock are entitled to receive such dividends as may be declared from time to time by Old Second's Board of Directors from the assets of Old Second legally available therefor and, upon any liquidation of Old Second, a pro rata share of all assets of Old Second available for distribution to shareholders.

Certain Provisions of Old Second's Restated Certificate of Incorporation

     Old Second's Restated Certificate of Incorporation (the "Restated Certificate") and Bylaws differ from the charter of Maple Park in certain material respects. These differences, which are described below, are intended to encourage any person interested in acquiring Old Second to obtain the approval of its Board of Directors and to discourage takeovers by persons intending to eliminate the remaining stockholders' interest in a reorganization. Old Second believes that, in such a situation, the ability of the Board of Directors to represent effectively the interests of its stockholders will thereby be enhanced. However, a change in control of Old Second which is opposed by the Board of Directors could be made more difficult by these provisions, even if such a change were desired by a majority of the stockholders of Old Second. Old Second is not aware of any person who intends to acquire Old Second or seek a change in control of Old Second.

     Preferred Stock. Old Second is authorized to issue up to 300,000 shares of Preferred Stock, without par value (the "Preferred Stock"). No shares of the Preferred Stock are outstanding. The Preferred Stock is issuable in series established from time to time by the Board without further action by the Old Second stockholders. The Board of Directors of Old Second has broad authority to fix the number of shares included in each series and the designation, relative powers, preferences and rights, and the qualifications, limitations or restrictions of each series, including but not limited to dividend rates, redemption rights, conversion rights, voting rights (not to exceed one vote per share) and liquidation preferences.

     The authorized but unissued shares of Preferred Stock could be used by incumbent management to make a change in control of Old Second more difficult. Under certain circumstances such shares could be used to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of Old Second. Such shares could be privately placed with purchasers who might side with the Board of Directors in opposing a hostile takeover bid.

     Elimination of Stockholder Action by Consent. Pursuant to Delaware law, unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken by stockholders may be taken without a meeting and without a stockholder vote if a written consent setting forth the action to be taken is obtained. The Restated Certificate provides that stockholder action may only be taken at an annual or special meeting of stockholders and prohibits stockholder action by consent.

     This provision prevents the holders of a majority of the voting power of Old Second (or any other stockholders, for that matter) from using the written consent procedure to take stockholder action (although federal proxy rules might apply to the solicitation of such consents).

     Classification of the Board of Directors. Article X of the Restated Certificate provides the following:

     (1) Paragraph A provides that the Board shall consist of a minimum of five and a maximum of twenty-five directors. The Board currently consists of fourteen members. Paragraph A also authorizes the Board or the stockholders to determine the number of directors to be elected in the future.

     (2)  Paragraph B (as discussed below) provides for a classified Board.

     (3) Paragraph C (as discussed below) provides that vacancies on the Board may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and that a director chosen to fill a vacancy shall hold office until the expiration of the term of the class for which such director is chosen.

     (4) Paragraph D authorizes vacancies and newly created directorships of any series of Preferred Stock to be filled by a majority of the directors elected by the holders of such series then in office or by a sole remaining director so elected.

     (5) Paragraph E provides that, unless provided for in the Bylaws, the election of directors need not be by written ballot.

     (6) Paragraph F (as discussed below) provides for advance notification of nominations for directors.

     (7) Paragraph G (as discussed below) provides that directors of Old Second may be removed from the Board only for cause and by the affirmative vote of the holders of 66-2/3% of the then outstanding capital stock eligible to vote thereon.

     (8) Paragraph H provides that the business of Old Second shall be managed by the Board and authorizes the Board to exercise all powers not reserved for the stockholders.

     (9) Paragraph I authorizes a limit on certain liabilities of directors of Old Second. See "Limitation of Director Liability."

     Classified Board. Article X of the Restated Certificate provides that the Board be divided into three classes as nearly equal in number as possible.

     The provisions of this Article provide that any vacancy in the membership on the Board, resulting from an increase in the authorized number of directors, retirement, resignation, removal, or death, will be filled by the Board acting by a majority of the directors then in office, and any director so chosen shall serve for the remainder of the then present term of office of the class in which the vacancy shall have occurred or shall have been created.

     The provisions of this Article make it more difficult and time-consuming to change majority control of the Board and thus reduce the vulnerability of Old Second to an unsolicited proposal for the takeover of Old Second that does not contemplate the acquisition of all of the Old Second outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of Old Second.

     The provisions of this Article may have significant effects on stockholders' ability to change the composition of the incumbent Board and to benefit from certain transactions which are opposed by the incumbent Board.

     The provisions of this Article may discourage or make more difficult a proxy contest or the assumption of control by a holder of a substantial block of the Old Second stock or the removal of the incumbent Board and could increase the likelihood that incumbent directors will retain their positions.

     Advance Notice Nomination of Directors. Paragraph F of Article X of the Restated Certificate requires any stockholder desiring to nominate a person to the Board to give not less than fourteen days nor more than sixty days prior notice of such nomination. Such notice shall contain certain required information concerning the nominee, including his name, address, principal occupation and number of shares of stock of Old Second beneficially owned by such nominee and by the nominating stockholder. Nominations not made in accordance with the procedure set forth in Article X shall be disregarded.

     A possible effect of this provision may be that persons otherwise qualified to serve as directors and who are proposed for nomination and election by holders of a majority of the outstanding and voting shares may not be nominated or elected due to the failure to comply with this procedural requirement, whether due to inadvertence or otherwise. Such provision limits the ability of stockholders to nominate persons for the Board who might be interested in a change in control of Old Second.

     Increase in Stockholder Vote Required to Remove Directors. Pursuant to the Restated Certificate, the vote of the holders of 66-2/3% of the shares of outstanding capital stock of Old Second eligible to vote thereon are required to remove a director for cause. These provisions may have significant effects on stockholders' ability to change the composition of the incumbent Board and to benefit from certain transactions which are opposed by the incumbent Board.

     Circumvention Provision. Article XI of the Restated Certificate provides that the anti-takeover provisions may not be amended or repealed without the affirmative vote of the holders of 75% of the then outstanding shares of Voting Stock (as defined in Article XII). This provision is designed to prevent circumvention of the anti-takeover provisions of the Restated Certificate but would make it more difficult for the stockholders of Old Second to amend the Restated Certificate if the incumbent Board opposes such amendment.

     Fair Price Provision. Article XII of the Restated Certificate requires that certain procedural safeguards for the protection of noncontrolling stockholders be observed by a Related Person (as defined in Article XII) if such Related Person seeks to effect a merger or certain other business combination ("Business Combination") which could eliminate or fundamentally change the interest of the noncontrolling stockholders. If these procedures are not complied with, or if the proposed Business Combination is not approved by a majority of the directors of Old Second who are unaffiliated with, and not a nominee of, the Related Person and either were members of the Board prior to the time that the Related Person became a Related Person or were recommended to succeed a Continuing Director by a majority of Continuing Directors on the Board at the time of such recommendation (the "Continuing Directors"), Article XII requires that the Business Combination with the Related Person be approved by the holders of at least 75% of the outstanding Voting Stock (the "75% Stockholder Vote Requirement"). In the event that the requisite approval of the Board was given with respect to a particular Business Combination or the price criteria and procedural safeguards were satisfied, only a majority vote of the outstanding Voting Stock would be required.

     Tender offers or other non-open market acquisitions of stock are usually made at prices above the prevailing market price of a corporation's stock.
In addition, acquisitions of stock by persons attempting to acquire control through market purchase may cause the market price of stock to reach levels which are higher than would otherwise be the case.

     Article XII may discourage such purchases, particularly those of less than all Old Second shares, and may thereby deprive holders of the Old Second's stock of an opportunity to sell their stock at a premium above the market price. Because of the potentially higher vote requirements for stockholder approval of any subsequent Business Combination and the possibility of having to pay a higher price to other stockholders in such a Business Combination, it may become more costly for a purchaser to acquire control of Old Second.

     Article XII may therefore decrease the likelihood that a tender offer will be made and, as a result, may adversely affect those stockholders who would desire to participate in a tender offer. In addition, a Related Person may be unable, as a practical matter, to comply with all of the procedural requirements of Article XII. Further, the minimum price required under Article XII may not necessarily be indicative of market value.

     Article XII would also give veto power to the holders of a minority of the Voting Stock with respect to a Business Combination which is not approved by a majority of the Continuing Directors but which a majority of stockholders may believe to be desirable and beneficial. As of December 31, 1996, the directors, executive officers and certain key personnel of Old Second, as a group, beneficially owned approximately 4.7% of the outstanding shares of Common Stock. Article XII might have the effect of maintaining the position of incumbent management and might also have the effect that the Board would have the power to defeat a Business Combination which is desired by holders of a majority, but less than 75%, of the Voting Stock.

     Nonmonetary Factors Provisions.  Article XIII of the Restated
Certificate provides that, in evaluating acquisition proposals, the Board must take into account not only the consideration to be paid but also certain nonmonetary factors set forth in Article XIII. Those factors include:
(a) the adequacy of the amount to be paid in connection with any such transaction; (b) the social and economic effects of the transaction on Old Second and its Subsidiaries (as defined in Article XII), the employees, depositors, loan and other customers and creditors of Old Second and its Subsidiaries and the other elements of the communities in which Old Second and its Subsidiaries operate or are located; (c) the business and financial condition and earnings prospects of the acquiring person or persons, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring person or persons, and the possible effect of such conditions upon Old Second and its Subsidiaries and the other elements of the communities in which Old Second and its Subsidiaries operate or are located; (d) the competence, experience, and integrity of the acquiring person or persons and its or their management; and (e) any antitrust or other legal or regulatory issues which may be raised by any such transaction.

     Greenmail Prevention Provision. Article XIV of the Restated Certificate is intended to discourage the speculator who, alone or with others, accumulates beneficial ownership of a significant block of stock and then, under the threat of making a tender offer, launching a proxy contest or instigating some other corporate disruption or upset, succeeds in extracting from the corporation involved a premium price for its shares, a tactic which has been dubbed "greenmail."

     The provisions would, in general, preclude Old Second from purchasing any Voting Stock at a per share price in excess of the Fair Market Value (as defined in Article XII) as of the time of such purchase from a person known by Old Second to be a Substantial Stockholder (as defined in Article XIV) unless such purchase has been approved by the affirmative vote of the holders of at least two-thirds of the Voting Stock held by Disinterested
Stockholders (as defined in Article XIV). The foregoing limitation would not apply to (1) any purchase pursuant to an offer to purchase which is made on the same terms and conditions to the holders of all of the outstanding Voting Stock or (2) any open market purchase that constitutes a Public Transaction (as defined in Article XIV).

     Because this provision is designed to discourage accumulations of large blocks of Old Second's stock by purchasers whose objective is to have such stock repurchased by Old Second at a premium, this provision could tend to reduce the temporary fluctuations in the market price of Old Second's stock which are caused by accumulations of large blocks of Old Second's stock. Accordingly, stockholders could be deprived of possible opportunities to sell their stock at a temporarily higher market price.

     Limitations of Director Liability. Paragraph I of Article X of the Restated Certificate eliminates directors' liability to Old Second or its stockholders for monetary damages arising out of the directors' breach of their fiduciary duty of care. This provision does not affect the directors' liability for monetary damages for breaches of the duty of loyalty, actions or omissions involving bad faith, knowing violations of the law or intentional misconduct, paying an illegal dividend, approving an illegal stock repurchase, or obtaining an improper personal benefit.

                       Manner of Offering

     The Selling Stockholders, or any of them, may sell the Shares from time to time in transactions on the Nasdaq National Market System or in the over-the-counter market, or through private sales. All sales made on the Nasdaq National Market System or in the over-the-counter market shall be made at the then prevailing price of the Shares on such national market system or in such over-the-counter market, as applicable; any private sales will be made at negotiated prices. Sales of the Shares may be made to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders effecting such sales. The Selling Stockholders and any broker-dealers who act in connection with sales of Shares may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the Shares may be deemed to be underwriting discounts and commissions under the Securities Act.

     The Selling Stockholders have advised Old Second that, during such time as they may be engaged in a distribution of the Shares, they will comply with Regulation M, and the rules promulgated thereunder, under the Exchange Act and, in connection therewith, the Selling Stockholders have agreed not to engage in any stabilization activity in connection with Old Second's securities, to furnish to each broker-dealer through which the Shares may be offered copies of this Prospectus, and not to bid for or purchase any securities of Old Second or attempt to induce any person to purchase any of Old Second's securities except as permitted under the Exchange Act. The Selling Stockholders have also agreed to inform Old Second when the distribution of the Shares is completed.

     Regulation M, and the rules promulgated thereunder, prohibit participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.

     The Registration Rights Agreement provides that any public offering of the Shares by the Selling Stockholders will terminate on the earlier of (a) May 13, 1998 or (b) the date on which all Shares have been sold by the Selling Stockholders. Old Second has agreed with the Selling Stockholders to prepare and file with the Commission any amendments or supplements to the Registration Statement and this Prospectus as may be necessary to keep the Registration Statement effective through such offering period.

     The Registration Rights Agreement provides that Old Second indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act. The Registration Rights Agreement also provides for the indemnification of Old Second by the Selling Stockholders for certain liabilities, including liabilities under the Securities Act. In addition, under the Registration Rights Agreement, Old Second's obligation to indemnify extends to those who participate in the distribution of the Common Stock offered hereby as underwriters for the Selling Stockholders. Also pursuant to the Registration Rights Agreement, the Selling Stockholder will pay all applicable stock transfer taxes, brokerage commissions, underwriting discounts or commissions and any fees of Selling Stockholder's counsel and accountants but Old Second has agreed to pay substantially all fees and expenses incident to the preparation, filing, amending and supplementing of the Registration Statement of which this Prospectus is a part.

                  Validity of the Common Stock

     The validity of the Shares will be passed upon for Old Second by Schanlaber & Reed, A Professional Corporation, Aurora, Illinois.

                            Experts

     The consolidated balance sheets of Old Second Bancorp, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the two years in the period ended December 31, 1996, incorporated by reference in Old Second Bancorp, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firms as experts in accounting and auditing. The consolidated balance sheet of Old Second Bancorp, Inc. as of December 31, 1994 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year ended December 31, 1994, prior to the restatement for the 1995 pooling-of-interest, incorporated by reference in this Registration Statement, have been audited by Coopers & Lybrand, L.L.P., independent auditors, as stated in their report, which is incorporated by reference into this Registration Statement.

No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this Prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Old Second since the date hereof or that the information contained herein or therein is correct as of any time subsequent to the date of such information.
___________________
Table of Contents
Prospectus Statement
Prospectus
Page
Available Information    2
Incorporation of Certain Information by Reference 2
Old Second Bancorp, Inc. 3
Recent Developments 4
Proceeds of the Offering 4
Price Range of Common Stock and Dividend Policy   5
Selling Stockholders     5
Description of Capital Stock  7
Manner of Offering  12
Validity of the Common Stock  14
Experts   14



111,706 Shares
Old SecondBancorp, Inc.
Common Stock,without par value
____________, 1997

II-

Part II
Information Not Required in the Prospectus
Item 14.  Other Expenses of Issuance and Distribution.
Old Second estimates that expenses in connection with the offering described in this Registration Statement, and which will be borne by Old Second, will be as follows:

     Registration fee                             $ 1,654
     Printing and engraving expenses                    0
     Legal fees and expenses                       10,000
     Accountants' fees and expenses                     0
     Miscellaneous                                      0

          Total                                   $11,654

Item 15.  Indemnification of Directors and Officers.

     Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to
Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) or any transaction from which the director derived an improper personal benefit.

     Old Second's Restated Certificate includes a provision eliminating the liability of directors consistent with Section 102(b)(7) of the DGCL.

     Reference also is made to Section 145 of the DGCL which provides that a corporation may indemnify any person, including officers and directors, who is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify its officers, directors, employees and agents in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer, director, employee or agent actually and reasonable incurred in connection therewith.

     Old Second's Restated Certificate provides for indemnification of directors and officers of Old Second to the full extent permitted by the DGCL. Old Second maintains a directors' liability policy to insure its liability under the above-described provision of its Restated Certificate and to insure individual directors against certain obligations not covered by such provisions.

Item 16.  Exhibits.

(5)  _    Opinion of Schanlaber & Reed, A Professional Corporation,
regarding the Validity of the Common Stock.
(23) (a)  _    Consent of Ernst & Young LLP.
(23) (b)  _    Consent of Coopers & Lybrand, LLP.
(23) (c)  _    Consent of Schanlaber & Reed, A Professional Corporation
(included in Exhibit 5).

Item 17.  Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To conclude any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1) (i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           Signatures

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aurora, State of Illinois, on July 8, 1997.

                                   Old Second Bancorp, Inc.

                                   By  /s/ James E. Benson
                                   Chairman, Chief Executive
                                   Officer and Director

     Know All Men By These Presents, that each person whose signature appears below constitutes and appoints James E. Benson and Ronald J. Carlson, and each or any of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments and post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on July 8, 1997 by the following persons in the capacities indicated.

          Signature                          Title

      /s/ James E. Benson             Chairman, Chief Executive
          James E. Benson                Officer and Director
                                    (Principal executive officer)

      /s/ Ronald J. Carlson          President, Chief Financial
          Ronald J. Carlson       Officer, Secretary and Director
                             (Principal financial and accounting officer)



          Signature                         Title

     /s/ Gary McCarter
         Gary McCarter                     Director

     /s/ D. Chet McKee
         D. Chet McKee                     Director

     /s/ Walter Alexander
         Walter Alexander                  Director

     /s/ Joanne Hansen
         Joanne Hansen                     Director

     /s/ Marvin Fagel
         Marvin Fagel                      Director

     /s/ Kenneth Lindgren
         Kenneth Lindgren                  Director

     /s/ Jesse Maberry
         Jesse Maberry                     Director

     /s/ William Meyer
         William Meyer                     Director

     /s/ Alan J. Rassi
         Alan J. Rassi                     Director

     /s/ Larry Schuster
         Larry Schuster                    Director

     /s/ William B. Skoglund
         William B. Skoglund               Director

     /s/ George Starmann III
         George Starmann III               Director

[On Schanlaber & Reed Letterhead]

                                             Exhibit 5

                          July 8, 1997


Old Second Bancorp, Inc.
Attn:  President
37 South River Street
Aurora, Illinois  60507

Re:  Old Second Bancorp, Inc.
            Form S-3 Registration Statement

Dear Ladies/Gentlemen:

     We have acted as counsel for Old Second Bancorp, Inc. ("Old Second") in connection with the registration statement on Form S-3 (the "Registration Statement") of Old Second which is being filed with the Securities and Exchange Commission on July 10, 1997 covering up to 111,706 shares of Old Second's Common Stock, without par value (the "Shares"), to be sold by certain stockholders of Old Second (the "Selling Stockholders").

     We have examined the Registration Statement. We have further examined the originals or certified, conformed or reproduced copies of the Restated Certificate of Incorporation of Old Second, the by-laws and minute books of Old Second, and such other documents as we deem necessary or appropriate as the basis for the opinion hereinafter expressed. In connection with this opinion, we have examined the originals, or certified, conformed or reproduction copies, of all records, agreements, instruments and documents as we have deemed relevant. In stating our opinion, we have assumed the genuineness of all signatures on original or certified copies, the authenticity of documents submitted to us as originals and the conformity to originals or certified copies of all copies submitted to us as certified or reproduction copies.

     Based on the foregoing, it is our opinion that all of the Shares, when sold in accordance with the final Prospectus which is a part of the Registration Statement, will be legally and validly issued and outstanding, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and consent to the use of our name under the caption "Legal Matters" in the Prospectus which is part thereof.

                                   Very truly yours,

                                   SCHANLABER & REED

exhibit 23(a)


Consent of Independent Auditors


We consent to the reference of our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Old Second Bancorp, Inc. for the registration of 111,706 shares of its common stock and to the incorporation by reference therein of our report dated January 16, 1997, with respect to the consolidated financial statements of Old Second Bancorp, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1996 filed with the Securities Exchange Commission.


Ernst & Young, LLP

Chicago, Illinois
July 7, 1997

exhibit 23(b)


consent of independent accountants

We consent to the incorporation by reference in the registration statement of Old Second Bancorp, Inc. on Form S-3 to be filed July 10, 1997 of our report, dated January 13, 1995, on our audit of the consolidated financial statements of Old Second Bancorp, Inc. for the year ended December 31, 1994, prior to the restatement for the 1995 pooling-of-interest, which is incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 1996. We also consent to the references to our firm under the caption "Experts".

Coopers & Lybrand L.L.P.

Chicago, Illinois
July 8, 1997